Exhibit 4(c)(20)
ELAN CORPORATION, PLC Limited Group of EVP+ and
Certain SVPs
Restricted Stock Unit Agreement
          THIS AGREEMENT, dated as of      , 200[ ], between Elan Corporation, plc (the “Company”) and                     (the “Employee” or “you”).
          WHEREAS, the Employee has been granted the award set forth below under the Company’s 2006 Long Term Incentive Plan (2009 Amendment and Restatement) (the “Plan”);
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree that the following terms shall apply to the award.
               1. Award of Share Units. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded                     Restricted Stock Units (the “Restricted Stock Units”), subject to the terms and conditions herein set forth. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
               2. Terms and Conditions. It is understood and agreed that the award of Restricted Stock Units evidenced hereby is subject to the following terms and conditions:
                    (a) Vesting of Restricted Stock Units. Subject to Section 2(b) below and the other terms and conditions of this Agreement, the Restricted Stock Units shall become vested in four equal annual installments, commencing on the first anniversary of the date hereof and continuing thereafter on the second, third and fourth anniversaries thereof if you are an employee of the Company or a Subsidiary on each such date. Unless otherwise provided by the Company, all amounts receivable in connection with any adjustments to the Shares under Section 3(c) of the Plan shall be subject to the vesting schedule in this Section 2(a).
                    Except as otherwise provided in the Plan, all Restricted Stock Units will become vested if (i) your employment with the Company or a Subsidiary is terminated for any reason other than Cause (as defined below) or you resign for Good Reason (as defined below); (ii) you die while you are still an employee of the Company or a Subsidiary; or (iii) your service as an employee of the Company or a Subsidiary terminates because of your Total and Permanent Disability (as defined below).
                    As used herein, “Cause” shall mean any of the following: (a) your willful breach, habitual neglect, or poor performance of your job duties and responsibilities, as determined by the Company in its sole discretion; (b) your conviction (or the entry of a guilty plea or plea of nolo contendre) of any crime, excluding minor traffic offenses; (c) your commission of an act of dishonesty or breach of fiduciary duty; (d) your commission of a material violation of any of the personnel policies of the Company or a Subsidiary, including but not limited to, violations of the Company’s confidentiality or stock trading policies or its policies against any form of harassment; or (e) any action or omission by you, which, as reasonably determined by the Company, is contrary to the business interest, reputation or goodwill of the Company or a Subsidiary.
                    As used herein “Good Reason” means (a) a material diminution in your title, duties, responsibilities or authority, or (b) the requirement that you move your principal place of business by more than 30 miles from that previously the case without your consent.
                    As used herein “Total and Permanent Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.
                    (b) Termination of Service; Forfeiture of Unvested Restricted Stock Units. Except as provided in Section 2(a), if you cease to be an employee of the Company or a Subsidiary for any reason prior to the date the Restricted Stock Units become vested, the unvested Restricted Stock Units shall be forfeited and become the property of the Company.
                    (c) Distribution of Shares. At the time of vesting of the Restricted Stock Units, a number of Shares equal to the number of Restricted Stock Units that become vested shall be distributed to you, subject to tax withholding as described below, in a single sum distribution within thirty (30) days following the date the Restricted Stock Units vest. If your employment with the Company or a Subsidiary is terminated for any reason, including as described in Section 2(a) above, a number of Shares equal to any unpaid vested Restricted Stock Units shall be paid to you, subject to withholding as described below, in a single sum distribution within thirty (30) days following the effective date of your termination of employment.
                    (d) Rights and Restrictions. The Restricted Stock Units shall not be transferable, other than pursuant to will or the laws of descent and distribution. Prior to vesting of the Restricted Stock Units and delivery of the Shares, you shall not have any rights or privileges of a shareholder as to the Shares subject to the Restricted Stock Units. Specifically, you shall not have the right to receive dividends or the right to vote such Shares prior to vesting of the Restricted Stock Units and delivery of the Shares.
                    (e) Withholding Obligations. In consideration of the award of the Restricted Stock Units, you agree and acknowledge that, whenever under the Plan Shares are to be delivered, the Company, in its sole discretion, shall be entitled to withhold from your regular salary or wages the minimum amount it determines necessary to satisfy any required federal, state, local, foreign or other withholding tax relating to such amount, or to require as a condition of delivery that the Employee remit, when due, the minimum amount necessary to satisfy all required federal, state, local, foreign, or other withholding tax relating thereto. You agree to execute any additional documents, including documents required for a third-party broker to process any withholding, at the request of the Company. Any failure by you to comply with the foregoing may result in a forfeiture of the Restricted Stock Units and the resultant Shares.
                    (f) Brokerage Account with Charles Schwab. A condition to the vesting of the Restricted Stock Units is that you shall have a brokerage account with Charles Schwab. The Shares will be deposited into such account if all or parts of the Restricted Stock Units become vested (to the extent of such vesting) in accordance with the terms of this Agreement and the Plan. Absent provisions otherwise made to fulfill the withholding obligations referenced in Section 2(e), you agree that Charles Schwab shall, upon deposit of Shares into such brokerage account as the result of vesting of all or part of the Restricted Stock Units, sell such portion of the Shares as is necessary to generate sufficient funds to cover the withholding obligations and shall remit such funds to the Company.
                    (g) Restrictions on Sale of Shares. By signing this Agreement, you agree not to sell any Shares at a time when applicable laws or the Company’s policies prohibit a sale.
               3. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, by telegram, cablegram, facsimile message, electronic mail or telex message, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
               If to the Company:
               c/o Elan Pharmaceuticals, Inc.
               800 Gateway Boulevard
               South San Francisco, CA 94080
               Attn.: Stock Administrator
               If to the Employee:
               To the last address delivered to the Company by the
               Employee in the manner set forth herein.
               4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ireland, without giving effect to principles of conflict of laws.
               5. Entire Agreement. This Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan. By signing this Agreement you agree to all of the terms and conditions described in this

Agreement and the Plan and you evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.
               6. Section 409A. This Agreement is intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to the exemption available to short-term deferrals, and shall be interpreted on a basis consistent with such intent. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment. In no event shall the Employee, directly or indirectly, designate the calendar year of a payment. The Plan and this Agreement may be amended in any respect deemed by the Company to be necessary in order to preserve compliance with Section 409A of the Code or an exemption.
               7. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.
          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ELAN CORPORATION, PLC
By:

Employee